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The Cash Management and Related Services Agreement between the
Registrant and The Bank of New York, originally filed as Exhibit 8b, will be effective for all series of the Registrant, listed as follows:

                             NAME OF FUND
          --------------------------------------------------
          BNY Hamilton Money Fund
          BNY Hamilton Equity Income Fund
          BNY Hamilton Intermediate Government Fund
          BNY Hamilton Intermediate New York Tax-Exempt Fund
          BNY Hamilton Treasury Money Fund
          BNY Hamilton Large Cap Growth Fund
          BNY Hamilton Small Cap Growth Fund
          BNY Hamilton International Equity Fund
          BNY Hamilton Intermediate Tax-Exempt Fund
          BNY Hamilton Intermediate Investment Grade Fund